Exhibit 5.2

[Letterhead of King & Wood Mallesons]

Westpac Banking Corporation	20 June 2012
Westpac Place
275 Kent Street	Greg Hammond
Sydney NSW 2000	Partner
Direct line
+ 61 2 9296 2487

Dear Sirs

Westpac Banking Corporation (“Bank”)

US$7,000,000 Step-up Callable Fixed Rate Senior Notes due 20 June 2027 (“Notes”) to be issued on 20 June 2012 (“Issue Date”) pursuant to an Indenture dated as of 2 March 2011 (“Base Indenture”) between the Bank and Wells Fargo Bank, National Association acting, among other roles, as trustee (“Trustee”), as amended by the First Supplemental Indenture, dated as of 16 November 2011 (together with the Base Indenture, the “Indenture”)

We refer to the filing with the Securities and Exchange Commission (“SEC”) under the United States Securities Act 1933, as amended (“Securities Act”), of the following documents in respect of which we have acted as your legal advisers in New South Wales (“NSW”) and the Commonwealth of Australia (“Australia”) (together, the “Relevant Jurisdictions”):

•                                           Form F-3 Shelf Registration Statement (No. 333-172579) of the Bank on dated 2 March 2011 (“Registration Statement”), including the base prospectus dated 10 May 2012 (“Base Prospectus”);

•                                           our legal opinion dated 2 March 2011 (“Original Opinion”) filed as Exhibit 5.2 to the Registration Statement; and

•                                           the Preliminary Pricing Supplement and the Final Pricing Supplement in connection with the issue of the Notes (together, the “Pricing Supplements”).

This opinion relates only to the laws of the Relevant Jurisdictions and is given on the basis that it will be construed in accordance with the laws of NSW.  We express no opinion about the laws of another jurisdiction or (except as expressly provided in paragraph 4) factual matters.

1                                          Documents

We have examined copies (certified or otherwise identified to our satisfaction) of the documents referred to in paragraph 1 of the Original Opinion, the Pricing Supplements, the Purchase Agreement in connection with the issue of the Notes between the Bank and Morgan Stanley & Co. LLC as purchaser, the approvals of officers of the Bank authorising the issue of the Notes and the Issuance Order (as defined in the Indenture) for the Notes.

In this opinion “laws” means the common law, principles of equity and laws constituted or evidenced by documents available to the public generally and a reference to the “Notes” includes the global master note executed by the Bank, and delivered to the Trustee, on 2 March 2011 (“Global Master Note”) insofar as it applies to the Notes.

2                                          Assumptions

We have assumed:

(a)                                   the authenticity of all signatures, seals, duty stamps and markings;

(b)                                  the completeness, and conformity to originals, of all documents submitted to us;

(c)                                   that all authorisations specified in the Original Opinion and this opinion were properly granted in accordance with applicable law and remain in full force and effect;

(d)                                  that all formalities required under the laws of the place of execution of any document have been, or will be, complied with by the parties to that document;

(e)                                   that the Notes will be valid and binding obligations of the Bank under all relevant laws (other than the laws of the Relevant Jurisdictions);

(f)                                     that the Notes have been, or will be, offered and sold in compliance with all relevant laws and in the manner contemplated by the Registration Statement, the Base Prospectus and in accordance with the Indenture;

(g)                                  that, if an obligation is to be performed in a jurisdiction outside Australia, its performance will not be contrary to an official directive, impossible or illegal under the law of that jurisdiction;

(h)                                  that neither the Australian Commissioner of Taxation nor any other governmental authority having the power to do so has given nor will give a statutory notice or direction requiring the Bank (or any person on its behalf) to deduct from sums payable by it to a person under the Notes any taxes or other charges payable by the payee.  It is unlikely that such a notice or direction would be given unless the amount of tax or other charges was in dispute or the payee had failed to pay tax or other charges payable by it;

(i)                                      that immediately following the issue of the Notes, the Bank will be solvent; and

(j)                                      that no person has been, or will be, engaged in conduct that is unconscionable, dishonest or misleading or deceptive or likely to mislead or deceive.

We have not taken any steps to verify these assumptions and assume that you do not know or suspect that any of these assumptions is incorrect.

3                                          Searches

We have examined:

(a)                                   an extract of company information for the Bank obtained from Australian Securities and Investments Commission (“ASIC”) in Sydney; and

(b)                                  the list of Authorised Deposit-taking Institutions available from the website of the Australian Prudential Regulation Authority (“APRA”),

in each case as at or about 9.00am local time on the Issue Date.  These records are not necessarily complete or up to date.  We have not examined documents filed by the Bank with ASIC or APRA nor have we made any other searches.

4                                          Opinion

We confirm that you may, in relation to the incorporation and status of the Bank and the Indenture, rely on the Original Opinion as of the date of this opinion.

In addition, on the foregoing basis and subject to the qualifications set out below, we are of the opinion that:

(a)                                   the Bank has the corporate power and authority to issue the Notes and observe its obligations under them;

(b)                                  the Bank has taken all corporate action required on its part to authorise:

(i)            the filing of the Registration Statement, and the publication of the Base Prospectus for the issue and sale of Notes in the aggregate principal amount of the Notes stated above;

(ii)          the execution and delivery of the Global Master Note, which has been duly executed and delivered by the Bank, and the observance of its obligations under the Global Master Note insofar as it evidences the Notes; and

(iii)         the issue of the Notes, the execution and delivery of the Issuance Order, which has been duly executed and delivered by the Bank, and the incorporation of the Final Pricing Supplement contained in the Issuance Order into the Global Master Note through notation by the Trustee on Schedule A to the Global Master Note in accordance with the Indenture; and

(c)                                   insofar as the laws of the Relevant Jurisdictions are applicable, the Notes constitute legal, valid, binding and (subject to the terms of the Notes and the Indenture) enforceable obligations of the Bank.

The expression “enforceable” means that the relevant obligations are of a type that the courts in the Relevant Jurisdictions enforce and does not mean that the obligations will necessarily be enforced in all circumstances in accordance with their terms.

5                                          Qualifications

This opinion is subject to the following qualifications:

(a)                                   the nature and enforcement of obligations may be affected by lapse of time, failure to take action or laws (including, without limitation, laws relating to bankruptcy, insolvency, liquidation, receivership, administration, reorganisation, reconstruction, fraudulent transfer or moratoria), certain equitable remedies and defences generally affecting creditors’ rights;

(b)                                  a creditor’s rights may be affected by a specific court order obtained under laws and defences generally affecting creditors’ rights (including, in the case of the Bank, sections 13A(3) and 16(2) of the Banking Act 1959 of Australia (“Banking Act”) and section 86 of the Reserve Bank Act 1959 of Australia as described in the Base Prospectus);

(c)                                   the rights of a party to enforce its rights against the Bank may be limited or affected by:

(i)            breaches by it of its obligations under the Notes, or misrepresentations made by it in, or in connection with, the Notes;

(ii)           conduct of that party which is unlawful;

(iii)          conduct of that party which gives rise to an estoppel or claim by the Bank; or

(iv)          the Australian Code of Banking Practice if adopted by it;

(d)                                  the availability of certain equitable remedies (including, without limitation, injunctions and specific performance) is at the discretion of a court in the Relevant Jurisdictions;

(e)                                   an obligation to pay an amount may be unenforceable if the amount is held to constitute a penalty;

(f)                                     a provision that a statement, opinion, determination or other matter is final and conclusive will not necessarily prevent judicial enquiry into the merits of a claim by an aggrieved party;

(g)                                  the laws of the Relevant Jurisdictions may require that:

(i)             parties act reasonably and in good faith in their dealings with each other;

(ii)           discretions are exercised reasonably; and

(iii)          opinions are based on good faith;

(h)                                  a party entering into an obligation may, in doing so, be acting, or later be held to have acted, in the capacity of a trustee under an undocumented or partially documented constructive, implied or resulting trust which may have arisen as a consequence of that party’s conduct;

(i)                                      the question whether a provision of the Notes which is invalid or unenforceable may be severed from other provisions is determined at the discretion of a court in the Relevant Jurisdictions;

(j)                                      an indemnity for legal costs may be unenforceable;

(k)                                   we express no opinion as to:

(i)            provisions precluding oral amendments or waivers;

(ii)           Australian tax law;

(iii)          whether the Bank is or will be complying with, or is or will be required to do or not to do anything by, the prudential standards, prudential regulations or any directions made by APRA or under the Banking Act;

(iv)          the accuracy, completeness or suitability of any formula; or

(v)           any:

(A)           proposal to introduce or change a law, or any pending change in law;

(B)           law which has been enacted and has not commenced, or if it has commenced, has not started to apply; or

(C)           pending judgment, or the possibility of an appeal from a judgment, of any court,

or the implications of any of them;

(l)                                      regulations in Australia restrict or prohibit payments, transactions and dealings with assets having a prescribed connection with certain countries or named individuals or entities subject to international sanctions or associated with terrorism;

(m)                                a court will not give effect to a currency indemnity, a choice of laws to govern a document or a submission to the jurisdiction of certain courts if to do so would be contrary to public policy in the Relevant Jurisdictions.  However, we consider it is unlikely that a court in the Relevant Jurisdictions would reach such a conclusion in relation to New York law;

(n)                                  under the Banking Act, any other party to a contract to which the Bank is a party may not deny any obligations under that contract, accelerate any debt under that contract or close out any transaction relating to that contract on the grounds that the Bank is subject to a direction by APRA under the Banking Act or an ADI statutory manager (as defined in the Banking Act):

(i)             is in control of the Bank’s business; or

(ii)           takes various actions in respect of any shares in the Bank;

(o)                                  a payment made under mistake may be liable to restitution; and

(p)                                  we express no opinion in respect of the Registration Statement or the Base Prospectus (and for the avoidance of doubt, including the documents incorporated by reference in those documents) and we have not been, nor are we, responsible for verifying the accuracy of the facts, or the reasonableness of any statements of opinion, contained in those documents, or that no material facts have been omitted from them.

Furthermore, we express no opinion as to whether the Registration Statement or the Base Prospectus contains all the information required in order for the issuance, offer and sale of the Notes not to constitute misleading or deceptive conduct within the meaning of the Corporations Act 2001 of Australia or any analogous prohibited conduct under any other law.

We consent to the filing of this opinion as an exhibit to a Form 6-K and this opinion being incorporated by reference in the Registration Statement.  In giving such consent, we do not hereby concede/admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

We also consent to Debevoise & Plimpton LLP relying on this opinion for the purpose of the opinion given by them and filed as an exhibit to the same Form 6-K.

This opinion is strictly limited to the matters stated in it and does not apply by implication to other matters and we have no obligation to update it.

This opinion is given in respect of the laws of the Relevant Jurisdictions which are in force at 9.00 am (Sydney time) on the date of this letter.

Yours faithfully

/s/ King & Wood Mallesons